Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Madison Acquisition Ventures, Inc. (a development stage company) on Form 10 of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated May 8, 2012, with respect to our audits of the financial statements of Madison Acquisition Ventures, Inc. as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011, and for the period from August 17, 2006 (inception) to December 31, 2011 which report appear in this Form 10. We also consent to the reference to our firm under the heading “Experts” in such Form 10.

/s/ Bernstein & Pinchuk LLP

New York, New York
May 8, 2012